Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Stock Incentive Plan and the 2009 Employee Stock Purchase Plan of Silicon Laboratories Inc., of our reports dated February 10, 2009, with respect to the consolidated financial statements of Silicon Laboratories Inc. included in its Annual Report (Form 10-K) for the year ended January 3, 2009, and the effectiveness of internal control over financial reporting of Silicon Laboratories Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Austin, Texas

April 29, 2009